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                                  EXHIBIT 23.4

                          CONSENT OF TRIDENT SECURITIES

As independent financial advisor, we hereby consent to the incorporation into this registration statement of our fairness opinion, dated May 12, 2004, regarding the merger and to all references to our Firm included in this registration statement.

/s/ Trident Securities

TRIDENT SECURITIES, a division of McDonald Investments, Inc.

Atlanta, Georgia
August 25, 2004